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                                                        EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors and Stockholders
Mazel Stores, Inc.


We consent to incorporation by reference in the Registration Statement on Form S-8 of Mazel Stores, Inc. of our report dated March 21, 1997, relating to the consolidated balance sheets of Mazel Stores, Inc. as of January 25, 1997 and January 31, 1996, and the related consolidated statements of operations, stockholders' equity and partners' capital, and cash flows for each of the years in the three-year period ended January 25, 1997, which report appears in the January 25, 1997 Annual Report on Form 10-K of Mazel Stores, Inc.


KPMG Peat Marwick LLP


/s/ KPMG Peat Marwick LLP
----------------------------

Cleveland, Ohio

July 29, 1997